SUB-ITEM 77c: Submission of matters to a vote of security holders

Kelmoore Strategic Trust had a Special Meeting of Shareholders held on September 12, 2008 adjourned to September 19, 2008 for the Kelmoore
Strategy Fund and the Kelmoore Strategy Eagle Fund and September 22, 2008
for the Kelmoore Strategy Liberty Fund.   The following proposals were approved:

Proposal 1) Approve an Agreement and Plan of Reorganization, dated as of May 15, 2008, by and between the Trust and Dunham Funds (the Dunham Trust) on behalf of the Dunham Monthly Distribution Fund (the Dunham Fund), a separate series of the Dunham Trust. The reorganization of each Kelmoore Fund into the Dunham Fund will be as follows:

Kelmoore Funds	 			Dunham Fund
Kelmoore Strategy Fund			Dunham Monthly Distribution Fund
Kelmoore Strategy Eagle Fund		Dunham Monthly Distribution Fund
Kelmoore Strategy Liberty Fund		Dunham Monthly Distribution Fund

				Shares voted For Shares voted Against	Shares Voted Abstain
Kelmoore Strategy Fund 		758,306.92	 29,258.66		55,029.65
Kelmoore Strategy Liberty Fund	258,497.60	 9,327.68		17,361.18
Kelmoore Strategy Eagle Fund	2,400,956.65	 41,668.39		111,943.64

Proposal (2) Approve an Investment Advisory Agreement between Dunham & Associates Investment Counsel, Inc. (Dunham) and the Dunham Fund.

				Shares voted For Shares voted Against	Shares Voted Abstain
Kelmoore Strategy Fund 		759,236.53	 29,763.59	         53,595.11
Kelmoore Strategy Liberty Fund	260,527.36	 8,345.92	         16,313.18
Kelmoore Strategy Eagle Fund	2,398,676.42	 45,619.39	         110,272.87

Proposal (3) Approve a Sub-Advisory Agreement between the Dunham Fund, Dunham & Associates Investment Counsel, Inc. and Westchester Capital Management,
 Inc. (Westchester).

				Shares voted For Shares voted Against	Shares Voted Abstain
Kelmoore Strategy		757,417.79	 25,300.06	         59,877.37
Kelmoore Strategy Liberty Fund	260,527.36	 8,345.92	         16,313.18
Kelmoore Strategy Eagle Fund	2,394,368.32	 47,828.39	         112,371.97